Exhibit 23.2

KPMG LLP

Suite 3800

1300 Sounth West Fifth Avenue

Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2022, with respect to the consolidated financial statements of FormFactor, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

August 3, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.